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                                                                    Exhibit 12.1

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                         Year Ended December 31,
                                      -------------------------------------------------------------
                                         2000        1999         1998         1997         1996
                                      ---------    ---------    ---------    ---------    ---------
Earnings (loss) from Operations       $ 434,689    $(134,135)   $(156,351)   $  80,732    $  84,128
Less: Equity in earnings from
   equity investees                    (369,045)     (78,899)      71,950     (170,576)    (168,473)
Add: Dividends received from
   equity investees                     147,005      150,756      144,757      110,082       74,652
Other                                        --        2,612        7,124       18,003           --
                                      ---------    ---------    ---------    ---------    ---------
Net earnings (loss) from Operations     212,649      (59,666)      67,480       38,241       (9,693)
Add:
   Interest Expense                     108,558      133,454       82,203      104,434      117,224
                                      ---------    ---------    ---------    ---------    ---------

Earnings as Adjusted                  $ 321,207    $  73,788    $ 149,683    $ 142,675    $ 107,531
                                      =========    =========    =========    =========    =========

Fixed Charges:
   Interest Expense                   $ 108,558    $ 133,454    $  82,203    $ 104,434    $ 117,224
   Capitalized Interest                   3,192        8,209       26,703       69,883       11,448
                                      ---------    ---------    ---------    ---------    ---------

   Total Fixed Charges                $ 111,750    $ 141,663    $ 108,906    $ 174,317    $ 128,672
                                      =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges          2.9          0.5          1.4          0.8          0.8
                                      =========    =========    =========    =========    =========